Exhibit 10.2

FOR IMMEDIATE RELEASE

Stoneridge Announces Sale of Minority Interest in Minda Stoneridge Instruments Ltd.

NOVI, Mich. — November 2, 2021 — Stoneridge, Inc. (NYSE: SRI), a leading designer and manufacturer of highly engineered electrical and electronic vehicle systems, today announced the Company entered into a Share Purchase Agreement (the “SPA”) to sell its minority interest in Minda Stoneridge Instruments Ltd. (“MSIL”), which represents 49% of the total outstanding equity of MSIL, to Minda Corporation Limited (“Minda”). The purchase price of the MSIL equity shares is $21.5 million equivalent Indian Rupee which is payable in U.S dollars at closing. The parties expect to close the transaction by December 30, 2021, subject to the satisfaction of customary closing conditions.

Jon DeGaynor, president and chief executive officer commented, “This transaction allows Stoneridge to continue its transformation by aligning our resources with our greatest areas of opportunity. We value the partnership we have developed with Minda through MSIL and wish them continued success going forward.”

Prior to entering into the SPA, the Company and Minda owned 49% and 51%, respectively, of MSIL. MSIL is based in India and manufactures electronics, instrumentation equipment and sensors primarily for the motorcycle, commercial vehicle and automotive markets. The Company recognized equity in earnings of MSIL of $1.3 million for the nine months ended September 30, 2021, and $1.5 million and $1.6 million for the years ended December 31, 2020, and 2019, respectively.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is a leading global designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, off-highway, motorcycle and agricultural vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Contact:

Kelly K. Harvey

Director, Investor Relations

Kelly.Harvey@Stoneridge.com

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